Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Hovnanian Enterprises, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(1)	Amount Registered(2)(3)	Proposed Maximum Offering Price Per Unit(1)(4)	Maximum Aggregate Offering Price(1)(4)	Fee Rate	Amount of Registration Fee(1)(4)
Equity	Common Stock(3)	Other	550,000	$50.59	$27,824,500	$92.70 per	$2,579.33
						$1,000,000

Other	Preferred Stock Purchase Rights(4)	—	—	—	—	—	—
Total Offering Amounts					$27,824,500		$2,579.33
Total Fee Offsets							—
Net Fee Due							$2,579.33

(1) Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee have been computed on the basis of the average of the high and low prices per share of the Class A Common Stock of Hovnanian Enterprises, Inc. (the “Company”) reported on the New York Stock Exchange on May 31, 2022. There is no established public trading market for the Company’s Class B Common Stock, and, in order to trade Class B Common Stock, the shares must be converted into Class A Common Stock on a one-for-one basis.

(2) Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued under the Second Amended and Restated 2020 Hovnanian Enterprises, Inc. Stock Incentive Plan (the “Amended Plan”) to prevent dilution resulting from stock splits, stock dividends, anti-dilution provisions or similar transactions.

(3) The Registration Statement covers a maximum aggregate of 550,000 shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), and Class B common stock, par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), of the Company approved for issuance under the Amended Plan.

(4) Each share of Common Stock includes an associated Preferred Stock Purchase Right. Each Preferred Stock Purchase Right initially represents the right, if such Preferred Stock Purchase Right becomes exercisable, to purchase from the Company one ten-thousandth of a share of its Series B Junior Preferred Stock for each share of Common Stock. The Preferred Stock Purchase Rights currently cannot trade separately from the underlying Common Stock and, therefore, do not carry a separate price or necessitate an additional registration fee.